Exhibit 99.1

Contact:	Steve Reichenbach
Chief Financial Officer
253-850-3500

Flow International Re-Schedules First Fiscal Quarter 2005 Results Conference Call

KENT, Wash., Sept. 20 /PRNewswire-FirstCall/ — Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology equipment used for cutting, cleaning (surface preparation) and food safety applications, plans to announce preliminary results for the first fiscal 2005 quarter ended July 31, 2004 on Wednesday, September 22, 2004.

The company plans to release its selected financial information before the start of regular market trading and hold a conference call at 1:00 p.m. Eastern Time (10:00 a.m. Pacific Time) to discuss the selected financial results.

A live Webcast of the conference call may be found at: http://www.flowcorp.com/newsite/Investor_Center/investor_center_index.htm .

A Webcast replay of the call will also be available for two weeks.

Selected financial results are considered preliminary while the Company completes reconciliations of historical inter-company account balances and ensures that foreign currency exchange gains and losses on inter-company accounts are properly recorded for both current and prior periods.

The foreign currency issue is whether certain gains and losses recorded directly to Other Comprehensive Income in Shareholders’ Equity should have been recorded in the Statement of Operations as a component of Other Income (Expense). It is expected that the Company will restate its fiscal years ended April 30, 2004, 2003 and 2002 to include non-cash positive and negative adjustments to net earnings related to foreign exchange gains and losses on inter-company accounts. The amounts of such adjustments have not yet been determined.

In addition to the expected restatements, the Company has determined it will restate its April 30, 2002 results to record an additional charge to Cost of Goods Sold for $609,000 to reflect a required adjustment noted during its reconciliation of historical inter-company balances.

The restatements will further delay the filing of the Company’s Form 10-Q for the fiscal 2005 first quarter.

About Flow International

Flow provides total system solutions for various industries, including automotive, aerospace, paper, job shop, surface preparation, and food production. For more information, visit www.flowcorp.com.

Contact:	Steve Reichenbach
Chief Financial Officer
253-850-3500

SOURCE Flow International Corporation

-0-                   09/20/2004

/CONTACT: Steve Reichenbach, Chief Financial Officer of Flow

International Corporation, +1-253-850-3500/

/Web site: http://www.flowcorp.com /

(FLOW)